Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 8, 2006, accompanying the financial statements of the Cooper Cameron Corporation Retirement Savings Plan, included in the Annual Report of Cameron International Corporation (formerly known as Cooper Cameron Corporation) on Form 11-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of Cameron International Corporation (formerly known as Cooper Cameron Corporation) on Form S-8 (File No. 333-95002 effective July 26, 1995).
/s/ Grant Thornton LLP
Houston, Texas
June 8, 2006